Exhibit 10.1

March 20, 2007
Angel LLC
CN Energy LLC
Swanson Energy Company, LLC
Fuel Exploration, LLC
MHBR Energy, LLC
Rocky Mountain Rig LLC

c/o Howard L. Farkas
6601 East Progress Avenue
Greenwood Village, Colorado 80111

Re:	Ute Muddy Sand Unit, Fence Creek Muddy Sand Unit, Boos Unit
Campbell and Sheridan Counties, Wyoming

Dear Mr. Farkas:

This letter constitutes a letter of intent regarding the terms and conditions under which True North Energy Corporation (“Buyer”) is willing to acquire all interests of Angel LLC, CN Energy LLC, Swanson Energy Company, LLC, Fuel Exploration, LLC and MHBR Energy, LLC (collectively “Sellers”) in the units described above (the “Units”) together with the workover rig (the “Rig”) owned by Rocky Mountain Rig LLC (“RMR”), a wholly owned subsidiary of Sellers.

1. Properties. The "Properties" are all interests in the Units owned by Sellers as of 7:00 a.m., local time on March 1, 2007 (the Effective Date") as described in the offering brochure made available to Buyer by P&M Petroleum Management LLC (“P&M”) on February 20, 2007, including without limitation the interests in the wells listed on Exhibit A attached hereto and all of Seller's right, title and interest in and to the producing and nonproducing oil and gas properties contained in the areas of the Units outlined on the plats attached hereto as Exhibits B-1, B-2 and B-3 together with a corresponding interest in all related oil and gas interests (including related oil and gas units and the unit and/or pooling declarations, agreements, and orders that affect those units), oil and gas wells, injection and disposal wells, equipment, materials, production facilities, pipelines, plants, gathering lines, contracts (in-cluding farmout or other acquisition agreements, oil and gas sales contracts, and operating agreements), options, easements, rights-of-way, permits, and surface leases; and all other rights, properties and privileges associated with the use, ownership, and/or operation of any of the foregoing. The "Properties" also include the Rig and all of Sellers’ and RMR’s files and information relating to the foregoing.

2. Purchase Price. The purchase price for the Properties other than the Rig (the "Units Purchase Price") shall be $22,000,000, payable by Buyer to Seller at closing 50% in cash and 50% in the issuance of a number of shares of Buyer’s common stock computed by dividing $11,000,000 by the sum of $0.20 per share of Buyer’s common stock plus average closing trading price of Buyer’s common stock for the ten trading days immediately preceding the day on which the Definitive Agreement is executed. The purchase price for the Rig shall be $650,000 payable entirely in cash (the “Rig Purchase Price”). Sellers will be granted piggyback rights pursuant to which Sellers may request that Buyer include the common stock consideration provided as part of the Purchase Price in any registration statement filed with the Securities and Exchange Commission to register other common stock of Buyer (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes). Each party will be responsible for payment of its own costs and expenses in connection with this transaction. Each party agrees to discharge its own brokerage or finders’ fees or agents’ commissions or like payment in connection with the transactions contemplated by this letter of intent.

3. Definitive Agreement. Upon execution of this letter, the parties agree to undertake, diligently and in good faith, to execute a definitive purchase and sale agreement (the "Definitive Agreement") no later than June 1, 2007, which shall contain the provisions of this letter of intent and other mutually acceptable provisions customary in transactions of this sort. The Definitive Agreement will contain representations, warranties and indemnification customary in an asset purchase agreement for this type of property, including representations, warranties and indemnification as to good and marketable title to the Properties, material contracts, due payment of royalties and taxes, litigation matters, environmental condition, and compliance with law. All representations will be made as of the execution and delivery of the Definitive Agreement and shall survive the Closing for a period of one (1) year, except for all representations regarding environmental, royalty, and tax matters, which will extend for the applicable statute of limitations. Upon execution of the Definitive Agreement, Buyer shall deposit into escrow with an independent escrow agent the sum of $220,000 which shall be paid to Sellers as part of the Purchase Price delivered at closing or paid to Sellers upon Buyer’s wrongful failure to close, and refunded to Buyer in the event of Sellers’ wrongful failure to close in addition to any other remedies available to Buyer under the Definitive Agreement or applicable law.

4. Closing. Buyer’s obligation to close the purchase of the Properties shall be subject to satisfactory results of Buyer’s due diligence as described below and to Buyer’s obtaining a satisfactory commitment to finance payment of the Purchase Price and to other customary closing conditions. In addition, Buyer’s obligation to close the purchase of the Rig shall be subject to Buyer’s obtaining a satisfactory commitment from the operator of the Rig to remain contracted for work on the Rig for a satisfactory period after the Closing. Closing of the purchase and sale of the Properties shall occur upon satisfaction of all conditions to closing but no later than July 16, 2007 in the offices of Buyer’s counsel, and the transfer of the Properties shall be effective as of the Effective Date. At the Closing, Sellers shall convey the Properties other than the Rig to Buyer by assignment and bill of sale containing a special warranty of title, i.e., a warranty against claims arising by, through and under Sellers, and shall deliver governmental assignment forms, certificates, opinions of counsel relating to due authorization, enforceability of the transaction and other corporate matters relating to Sellers’ execution and performance of the Definitive Agreement and related documents, and post-closing financial assurances as shall be reasonably required to provide Buyer with appropriate indemnity security. At the Closing RMR shall convey the Rig to Buyer by bill of sale and certificate of title containing a special warranty of title. The Properties will be conveyed free and clear of all encumbrances and other burdens not disclosed to and accepted by Buyer prior to execution of the Definitive Agreement.

5. Due Diligence. Upon execution of this letter of intent and until the first to occur of the termination of this letter of intent pursuant to paragraph 11 below or the Closing, Buyer shall have the opportunity to conduct a complete and unrestricted "due diligence" inspection of the Properties and review of the files relating thereto, including files and operations of third parties operating the Properties, in order to satisfy itself with respect to the Properties. In particular, Buyer will have the opportunity to satisfy itself with respect to the following matters (and such other matters as the parties shall agree in the Definitive Agreement):

a.
That Sellers have good and marketable title to the working interests and net revenue interests in the Properties evaluated by Buyer, subject to mutually agreeable dollar thresholds and baskets for excepting minor ownership variances;

b.	That the wells, equipment, and facilities included in the Properties presently being produced are in good condition and are operational;

c.
That none of the Properties are subject to or involved in any demands, lawsuits, disputes, investigations, or controversies prior to Closing that might materially adversely affect their ownership or their value;

d.	That the Properties have been operated in a prudent manner, in compliance with law, and that there are no conditions on the Properties giving rise to liability under any environmental laws;

e.	That all royalties and taxes have been properly and completely paid;

f.
That all leases and contracts included in the Properties are in full force and effect, and that there are no unusual or onerous provisions in any of the leases or contracts that would materially affect the value, ownership or operation of any of the Properties;

g.	That Sellers have obtained or will obtain at Closing all necessary approvals for transfer of the Properties to Buyer;

h.
That the Rig is in satisfactory condition for safe and adequate operation and is in good repair with all required ratings and licenses and is not subject to any contracts with any third parties or to any indebtedness or other claims or approvals of third parties other than the approval of Sellers; and

i.
That production from the Properties is not committed to any gathering agreement, purchase agreement, hedging agreement, call on production, prepayment agreement or other agreement relating to the gathering, treatment, transportation, processing, sale or marketing of production not terminable by Buyer upon occurrence of the Closing.

6. Adjustments to Purchase Price; Indemnities. All liabilities and benefits relating to the Properties shall be apportioned between the parties as of the Effective Date. The Purchase Price shall also be subject to the usual and customary adjustments for title defects, environmental defects, production in tanks, gas take imbalances, the net operating income received by Sellers for the period after the Effective Date, ad valorem and severance taxes based on ownership of property or production, and such other adjustments as are usual or customary in the purchase and sale of producing oil and gas properties, or as are agreed upon by the parties. Each party shall either indemnify or defend the other against the liabilities retained or assumed by such party and against any breaches of representations and warranties and covenants of such party contained in the Definitive Agreement, whether discovered before or after the Closing.

7. Exclusivity. Until the first to occur of the termination of this letter of intent or the execution of the Definitive Agreement, Sellers and RMR shall not, directly or indirectly, encourage, solicit, or entertain any other offers, inquiries, or proposals for the purchase and sale of the Properties, or conduct any negotiation or discussion or provide any information pertaining to the sale of the Properties with any person or entity other than Buyer or its representatives.

8. Disclosure. Except as and to the extent required by law or otherwise as a result of Buyer’s status as a public company, without the prior written consent of either Buyer or Sellers and RMR as to the disclosure by the other, neither Sellers nor RMR nor Buyer shall, and each shall direct its respective officers, directors, owners, managers, employees, affiliates, and advisors not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this letter of intent.

9. Non-Public Information. Sellers and RMR hereby acknowledge that during the period from the date hereof through the Closing, Sellers and RMR may become aware of “material non-public information” (as defined under applicable securities laws) regarding Buyer. Sellers and RMR shall refrain, and shall communicate to other persons, including their respective officers, directors, owners, managers, employees, affiliates and advisors, having knowledge of such information that they are required under applicable securities laws to refrain from trading in Buyer’s securities while such information is material.

10. Counterparts. This letter of intent may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same document. This letter of intent shall not be effective for any purpose as against any party hereto unless and until all parties hereto have executed a counterpart of this letter.

11. Term. If all parties have not executed this letter of intent by March 31, 2007, this letter of intent shall be deemed to have terminated. Following execution of this letter of intent by all parties, this letter of intent shall remain in effect until the earlier of 60 days from the date of this letter or the execution of the Definitive Agreement.

12. Limitations on Binding Obligations. This letter is a letter of intent and except for the provisions of paragraphs 7, 8 and 9 shall not contain a binding or contractual obligation of any party hereto with respect to the purchase and sale of the Properties. Such binding obligations shall be created, if at all, by execution of the Definitive Agreement.

If the provisions of this letter are acceptable, please have all Sellers and RMR execute and return one executed counterpart to the undersigned. We appreciate the opportunity to acquire these Properties, and we look forward to working with you to close this transaction as soon as possible.

Sincerely,
True North Energy Corporation

By	/s/ John Folvonic
John I. Folnovic President and CEO

The foregoing accepted and agreed to this 22nd day of March, 2007:

Rocky Mountain Rig, LLC

By	/s/ Jerry Calley
Manager

Angel, LLC

By	/s/ Howard L. Farkas
Manager

CN Energy, LLC

By	/s/ Jerry Calley
Manager

Swanson Energy Company, LLC

By	/s/ Vern Swanson
Manager

Fuel Exploration, LLC

By	/s/ Ray Danton
Manager

MHBR Energy, LLC

By	/s/ Meyer H. Saltzman
Manager